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                                                                    EXHIBIT 10.2

                            ADDENDUM TO AN AGREEMENT
                        Executed and signed on 16.12.2004
Between:

(1)   MAGEN DAVID ADOM IN ISRAEL, (Hereinafter "MDA"), and

(2)   OMRIX BIOPHARMACEUTICALS LTD., (Hereinafter "OMRIX")

This agreement is an addendum to the Agreement between the parties entered into on April 1997, as amended from time to time "THE AGREEMENT". This addendum to the Agreement will be called hereinafter "THE ADDENDUM".

Following negotiations between the parties it has been agreed between the parties as follows;

1. The parties acknowledge that the total debt of Omrix to MDA as of 31.12.03 amounts to *** million USD.

2. MDA accepts the requests and the arguments of Omrix for the set-off of the amount of *** million USD from the outstanding debt of Omrix indicated in Section 1 above, as detailed herein below:

      2.1. *** million USD - participation of MDA in "Compulsory Investments" (as defined in the Agreement) made by Omrix until the day of 31.12.03.

      2.2.  *** million USD for inadequate plasma sold by MDA to Omrix.

      2.3. *** million USD - an amount to which MDA is entitled, according to the terms of the Agreement as a "FDA bonus" - the right to which MDA hereby waves.

3.    (a)   Omrix has provided MDA with a list of equipment purchased by
            Omrix for purposes of manufacturing, in the value of 1.5 million
            USD, which MDA does not accept to be part of Compulsory Investments.
            The part of this equipment which is subject to the terms of subsection (b) herein below in respect of the "Glue Equipment" as herein below defined, will be transferred to the ownership of MDA subject to the terms detailed in section (b) below (hereinafter:
            "THE EQUIPMENT LIST"). MDA is ready, subject to the provisions of the Addendum, to accept that an amount of 1.150 million USD out of the value of the items on the "Equipment List" are items that are part of "the Compulsory Investment" as defined in the Agreement.

      (b) In addition, it is agreed that out of the Equipment List, MDA will have an option to buy equipment in return for *** USD. Such equipment which has been designated solely for the manufacturing of the biological


      PORTIONS OF THIS EXHIBIT MARKED BY AN *** HAVE BEEN OMITTED PURSUANT
       TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE
                      SECURITIES AND EXCHANGE COMMISSION.

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            glue (Hereinafter: "the Glue Equipment") and which was identified by the parties in the attachment to the Addendum. The amount of ***
            USD, will be deducted from the debt of Omrix at the end of the rent period (31.12.2007). For the avoidance of doubt, if Omrix stays in the plant, after 1.1.2008, Omrix shall have the option to sell the Glue Equipment to MDA at said price, provided that the license for the manufacturing of biological glue which was promised to MDA in the Agreement, will be granted by Omrix to MDA, and Provided further that until that date an agreement between MDA and Omrix with respect to cooperation in additional subjects shall have been reached.

4. In view of the above, it is agreed that the total amount due to MDA from Omrix as of 31.12.03 shall be *** million USD payable as follows:

      4.1.  *** million USD in the year of 2004.

      4.2.  *** million USD in the year of 2005.

      4.3. The balance in the amount of *** USD shall be paid in four equal, annual installments of *** USD each starting in the year 2007, provided, however, that if Omrix leaves the plant before the above amount is fully paid, then the balance of the above amount due then shall be payable immediately

5.    THE RENT

      Notwithstanding the provisions of the Agreement and of the Addendum dated March 26th, 2003, the rent that Omrix shall be liable to pay as from
      1.1.04 will be as follows:

      (a) For the year 2004 Omrix shall pay the rent in the amount of 700,000 USD plus an amount being *** of the overall net turnover of the sale of products by Omrix to third parties (including also biological glue and products which are not "Licensed Products" as defined in the Agreement) that will be sold during the year of 2004.

            In this respect, the "total net sales turnover" shall mean the sales to third parties of all the products of any kind which Omrix has sold in the course of 2004 (without VAT), after deduction of commercial reductions given to third parties, returned products and credits for damaged goods which will be given or paid to third parties. In this respect, a mother company, an affiliated company or any other business that Omrix is a partner in shall not be deemed to be "third parties".

      (b) As of January 1st 2005 Omrix shall pay MDA yearly rent in the amount of 700,000 USD per annum plus an amount being *** from the overall net turnover sales of the products (as defined in subsection (a) above), but not less than $1.1 million and not more than 2 million USD, in one year.

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      (c)   It is agreed that payments based on turnover as indicated in subsections (a) and (b) above, shall be paid twice a year, on June 30th and on December 31st each year, accompanied by sales reports. If it appears that the sales turnover was different from what was expected according to the actual payments, the final payment for each year shall be determined until March 31st of the calendar year thereafter.

6.    THE TERM OF THE LEASE

      (a) Notwithstanding the provisions of the Agreement, the term of the lease of Omrix shall terminate on 31.12.2010.

      (b) Notwithstanding the aforesaid in subsection (a) above and subject to the provisions of subsection (c) herein below, Omrix shall be entitled to terminate the lease by giving a written notice to MDA, 12 months in advance, provided however that the lease will not end before 31.12.2007.

      (c) If Omrix exercises its right to terminate the lease before 31.12.2010, as aforesaid, and leaves the plant before that date - Omrix shall be liable to pay MDA an amount of 500,000 USD for each year as from the date of the actual termination of the lease and until 31.12.2010 (for parts of a year - the proportional part of 500,000 USD), and shall be exempted from paying rent and from all other obligations and undertakings towards MDA as stipulated in the Agreement and for the period starting from Omrix' actual eviction of the premises.

7.    THE PLASMA PRICE

      (a) As from 1.1.2004, Omrix will pay MDA for Fresh Frozen Plasma ***, instead of ***, and for frozen Plasma it will pay ***, instead of ***. As from 1.1.05, Omrix will be permitted to notify MDA at the beginning of each quarter, what are the components of plasma which it intends to use for the actual production of final products. If MDA does not exercise its rights according to section 7(b) herein below, there will be made an accounting, once for each two quarters, and Omrix shall pay MDA the proper proportional price, for those components of plasma which shall have actually been used for manufacturing. In addition, if Omrix manufactures additional products (which are not included in the Licensed Products) the price of the plasma shall be accordingly increased. For the avoidance of doubt it is hereby clarified that if Omrix exercises its right herein above, the proportional price for those components of plasma, which are to be used by Omrix as aforesaid, shall be fixed in proportion to the price of *** of fresh frozen plasma and *** of frozen plasma.

      (b) Notwithstanding the aforesaid in subsection 7(a), in the event MDA succeeds in finding a buyer for its plasma ready to pay higher prices then

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            the prices mentioned in subsection 7(a) above, Omrix will have the option to purchase from MDA the plasma for the same prices which said third party is ready to pay, by giving a notice in writing to MDA to that effect not later than 15 days after receiving a written letter from MDA in which MDA states the prices offered by third party.

8. MDA is ready to purchase from Omrix approximately 2 tons of pasta for the manufacturing of Albumin and 150 kg of the final product of Albumin, both of which their expiry date will not be before June 30st 2005, at a total price of ***. The transaction will take place before the end of 2004.

9. Without derogating from the obligations of the parties under the Agreement for the maintenance of the Systems as defined therein, it is agreed, that the following maintenance or repair works in that Plant shall be born by MDA, in the following events:

      a. The official standard of a certain equipment in the building of the Plant or in relation to some appliances permanently connected to the walls have been changed, so that it is obligatory to amend it or to replace some parts in it.

      b. There is a permanent shortage of spare parts for a certain equipment or system, being permanent and inseparable part of the building, e.g. an electricity, water, sewage, which prevent the proper operation of the system to which it belongs.

      c. There is damage to the building of the Plant, which is not the result of a wear and tear caused by the use of the Plant by Omrix and in which is not included in the day-to-day maintenance work.

      d. There is a breakdown of a system or a component, even if it does not fall in the meaning of the term "System", as defined in the Agreement, provided it was originally built or erected by MDA designated solely for the Plant and the breakdown is not the result of a negligent or intentional action of Omrix or any of its employees or subcontractors.

      e. The obligation of MDA to finance or to pay the maintenance or repair works as per subsections b and d shall not exceed the amount of 100,000$ in one calendar year, unless and to the extend the rent paid to MDA in such a year exceeds 1,300,000$. It is further clarified that MDA will not have to pay for any repairs or maintenance work unless it certifies in advance such payment. In the event of urgent work Omrix may execute it without a prior approval provided that in such a case MDA will not be responsible for more than 10.000$.

10. The parties will examine positively the possibility to construct in the area of the blood services a plant for biological glue, both from the point of view of the laws of town planning and environmental requirements, and from the point of view of the required investment and its financing and also from the point of view of payments that should be made to MDA.

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11.   For the avoidance of doubt Omrix hereby declares the abovementioned amount in this Addendum which it undertakes to pay to MDA in the years 2004 and 2005 respectively - are in addition to the current amounts for the rent and for the plasma it has to pay during these years respectively, according to the agreement, unless such amounts have been changed, expressly in this Addendum.

12. a. All the debts of Omrix to MDA for the year 2004 either for Rent or for the Plasma shall be paid by Omrix not later than January 31st, 2005.

      b. The payment of 3.2 million USA dollars as per section 4.2 above shall be paid in two equal installments; the first one not later than June 30st, 2005 and the second one not later than December 31st, 2005.

13. The terms of this Addendum are to be amendments and additions to the terms of the Agreement. All the other terms of the Agreement insofar they have not been amended by the provisions and terms of this Addendum or any previous addendum will continue to be in force and effect.

In witness whereof, the Parties affix their signatures hereto:

/s/ Avi Zohar                                      /s/ Robert Taub
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        MDA                                        OMRIX BIOPHARMACEUTICALS LTD.

[SEAL]

16.12.04

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